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                                                                    EXHIBIT 99
                                  NEWS RELEASE
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First Commercial Corporation
200 First Commercial Building
Little Rock, Arkansas 72203

                                         For additional information contact:
                                            Kevin Sabin
                                            (501)371-6767

NASDAQ Symbol "FCLR"
In Newspaper Stock Tables Generally "FTCmmcl" or "FstCommclCp"

                             FOR IMMEDIATE RELEASE
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                 First Commercial Responds to Aearth Judgment

    LITTLE ROCK, AR (March 14, 1996) - First Commercial Bank, the Little Rock-based financial institution and affiliate of First Commercial Corporation, responded today to the $22.5 million judgment against the bank handed down by a jury in Pulaski County Circuit Court. The matter involved a fifteen year dispute between the bank and Aearth Development Inc., and several of its associated companies. The judgment was reached last night following a six-week trial involving several former officers of First National Bank, one of two predecessor banks to First Commercial. Aearth Development Inc. and its owner, Michael Walker, alleged that First National Bank's actions in 1982 forced the company to file for bankruptcy protection.

    In responding to the judgment, First Commercial Bank President and Chief Executive Officer Jack Fleischauer, Jr., stated, "We are shocked at this outcome given the overwhelming evidence in support of First National Bank and its former officers. The jury took approximately 3 1/2 hours to decide an issue that took a chancery judge one year and 79 pages to review and find in First Commercial's favor." Fleischauer was referring to a June, 1992 opinion filed by Chancellor Annabelle Clinton Imber which found in First Commercial's favor.

    Fleischauer added, "We are hopeful that the judge will provide appropriate reductions based on the amount First National Bank initially lost as a result of the Aearth loan. There are also other questions with regard to punitive awards and, of course, we will appeal. The ultimate timing or outcome of the appeal cannot be predicted." Fleischauer noted that the impact of the verdict on the company's financial condition, assuming the worst, will be immaterial.

    "It is unfortunate that the current bankers of First Commercial must pay the price for something that allegedly happened at a predecessor bank over a decade ago. I can assure the community and our customers, though, that First Commercial Bank and its exceptional bankers are stronger than ever. We will continue to earn the confidence of the community and retain our position as a leading financial institution and community leader."